EXHIBIT 99.1

For Immediate Release

GEORGIA-CAROLINA BANCSHARES, INC.

ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

February 2, 2006; Augusta, Georgia -- Georgia-Carolina Bancshares, Inc. (OTCBB:GECR) (the "Company") today announced the Company's financial results for the fourth quarter and year ended December 31, 2005.

According to Patrick G. Blanchard, President & CEO, the Company posted consolidated net income of $1,049,000, or $0.30 per diluted share, in the fourth quarter of 2005, as compared to $1,015,000, or $0.30 per diluted share, reported for the fourth quarter of 2004. The increase in fourth quarter consolidated net income comes after the opening of the new corporate headquarters and Main Office of First Bank of Georgia which occurred on September 12, 2005.

"We are extremely pleased with our net income for the fourth quarter understanding the major investment made by our Company and our subsidiary, First Bank of Georgia, in our new corporate headquarters here at 3527 Wheeler Road," stated Blanchard. "We are also pleased to report that our year-end totals in both loans and deposits that have been generated by the new Main Office are above expectations."

Consolidated net income for the year ended December 31, 2005 was $3,455,000, or $0.98 per diluted share, compared to consolidated net income of $3,502,000, or $0.99 per diluted share, for the year ended December 31, 2004.

Total consolidated year-end assets of the Company were $349.5 as of December 31, 2005. The commercial bank grew by $33.8 million during the year, reflecting a 12% growth in the bank, even though the year-end total of mortgages held for resale declined by $16.7 million to $40.1 million.

According to Blanchard, "The substantial refinance activity during 2003 and 2004 provided additional unexpected income to the Company and the bank during those periods. During 2005, the percentage of the total assets of the bank held in mortgage loans declined from 17% to 11%."

"There was healthy growth in both loans and deposits of First Bank of Georgia during 2005," stated Remer Y. Brinson III, President & CEO of First Bank of Georgia. "Total loans, excluding mortgage loans held for resale, increased $31.2 million, or 14.6%. Deposit growth was also strong, as total deposits grew $46.7 million, or 18.1% during the year."

Return on average assets for the quarter ended December 31, 2005 was 1.16% with a return on average equity of 14.88%. Return on average assets for the year ended December 31, 2005 was 1.00% with a return on average equity of 12.80%.

PRESS RELEASE

February 2, 2006

Page Two

Brinson also reported that during the year, the bank welcomed a number of new well-known bankers to its lending and management team and a number of well-known business men and women to the Bank Board of Directors.

"While the opening of the new Main Office created additional operating expenses which were expected to have a negative impact on profitability beginning in the fourth quarter of 2005, this new office is needed to maintain the strong growth that we have enjoyed over the past 6 years. We anticipate that the new office will begin contributing to the growth and future profitability of the Company and the Bank after approximately two years." Blanchard concluded.

Georgia-Carolina Bancshares' common stock is quoted on the Over-The-Counter Bulletin Board under the symbol of GECR. Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock for the Company.

Book value of the common stock increased by 11.50% to $8.53 per share from December 31, 2004 to December 31, 2005. The closing price of the stock on the Over-The-Counter Bulletin Board was $14.50 as of January 20, 2006.

Georgia-Carolina Bancshares, Inc. is a bank holding company with approximately $349.5 million in assets as of December 31, 2005. The Company owns First Bank of Georgia which conducts bank operations through offices in Augusta, Columbia County and Thomson, Georgia.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans" or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information, please contact Mr. Patrick G. Blanchard, President & CEO at (706) 731-6600.